File No.333-226163

Power of Attorney

The person whose signature appears below hereby constitutes and appoints David S. Royal, Gerard V. Vaillancourt, and John D. Jackson, each an officer of Thrivent Church Loan and Income Fund (the “Fund”), and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their name, place and stead, in any and all capacities, to sign the Registration Statement on Form N-2 (File No.333-226163), relating to the Fund, and any amendments to the Registration Statement, including pre- and post-effective amendments, and to sign any and all instruments, documents or agreements which such attorneys and agents, or any of them, deem necessary or advisable to enable the Fund to comply with the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the rules, regulations and requirements of the Securities and Exchange Commission (the “SEC”), and the securities or Blue Sky laws of any state or other jurisdiction; and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and such other jurisdictions, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Office with the Fund	Date

/s/ Michael W. Kremenak Michael W. Kremenak	Trustee and Senior Vice President	June 1, 2021